Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Richard R. Current, Vice President and CFO
517/372-9200

Neogen reports 34% increase in net income, 22% increase in revenues

LANSING, Mich., March 23, 2006 – Neogen Corporation (Nasdaq: NEOG) announced today that its net income for the third quarter of FY 2006, which ended Feb. 28, increased 34% from the previous year’s third quarter. On a per share basis, net income in the quarter rose to $0.19, compared to the prior year’s $0.14. Year-to-date net income for the first nine months of Neogen’s 2006 fiscal year increased 34% to $5,984,000 from $4,471,000 in FY 2005, or to $0.70 per share in the current year from $0.53 in the prior year.

Third quarter revenues increased 22% to $17,583,000, a record third quarter for the company, compared to the prior year’s $14,403,000. Year-to-date, revenues rose 13% in the fiscal year to $52,617,000 from FY 2005’s $46,748,000.

The third quarter was the 52nd consecutive profitable quarter from operations for the company, and the 56th quarter of the past 61 quarters to show increased revenues as compared with the previous year.

“This quarter marks the fourth consecutive quarter that net income exceeded the prior year by more than 30%. This performance is the result of revenue increases, and particularly, our improved operating efficiencies,” said James Herbert, Neogen’s president. “Our December acquisition of UCB’s dairy antibiotic tests has been strong out of the gate. But, I’m even more proud to report that our extensive efforts to recapture some Food Safety market share are now yielding significant results.”

Neogen’s Food Safety Division third quarter revenues increased 43% to $8,861,000 when compared to FY 2005. The division’s revenues were up 17% for the current fiscal year’s first nine months. While Neogen’s Dec. 20 acquisition of UCB’s dairy antibiotic testing business played a significant role in the Food Safety Division’s dramatic upsurge, the division also increased its third quarter same-store sales by 13% over the prior year. The broad-based nature of the division’s advance was reflected by the majority of the Food Safety market segments posting double-digit improvements over the prior year’s results.

Same-store Food Safety Division quarterly increases were led by a 54% improvement in sales of test kits to detect food allergens. New allergen tests, improved test formats, and the new labeling laws that went into effect on Jan. 1 all contributed to this growth. Sales of Neogen’s natural toxin tests increased 31% in the third quarter as a result of widening concerns over mycotoxin contamination of food and pet feed, especially dog food. Natural toxin test sales were also aided by the introduction of an improved format.

“Our third quarter results reflect the success of our ongoing efforts to increase same-store sales while we continue to reduce overall costs of production,” said Lon Bohannon, Neogen’s chief operating officer. “We were particularly pleased with organic sales growth in our Food Safety Division, and the continued productivity gains achieved by our dedicated labor force.”

Neogen is moving the production of its recently acquired dairy antibiotic testing products from Barcelona, Spain, to facilities under renovation in Lansing, Mich. Full production is anticipated to begin in Lansing this summer. Inventory levels of the antibiotic tests were increased to compensate for the production downtime before the Spanish location was closed last month. Virtually every load of raw milk delivered to dairy processing plants worldwide is tested for antibiotic residues. If left unchecked, excessive antibiotic residues in milk could lead to allergic reactions among susceptible individuals, and the gradual decreased effectiveness of antibiotics used to treat human illness. Sales of Neogen’s new dairy antibiotic testing products approximated $8.5 million in its last fiscal year prior to the acquisition.

Neogen’s Animal Safety Division third quarter revenues increased 7% to $8,722,000 when compared to FY 2005. The division’s revenues were up 9% for the current fiscal year’s first nine months. Continuing strong double-digit growth in the sales of OTC veterinary instruments through large farm and ranch retailers, and sales of products to veterinarians, were partially offset by weather-related decreased demand for rodenticides.

Going forward, the Animal Safety Division has numerous additional growth opportunities. Neogen has recently begun selling specialty disposable syringe and needle combinations to large OEM customers. These OEM customers will package the syringe and needle combinations with their own vaccines as part of marketing promotions to veterinarians and other end users. Neogen’s recently launched line of quality electronic cattle prods represent a significant opportunity in the OTC market. The Animal Safety Division’s Life Sciences Group continues to realize opportunities in the forensic market for instrument-based diagnostic solutions. Neogen’s fully automated diagnostic instrument, when combined with its test kits, allows forensic laboratories to accurately process large numbers of samples with minimal technician time and effort.

A week before the close of its third quarter, Neogen acquired all outstanding stock of Centrus International, Inc., from Eastman Chemical Company. Total consideration was $3.3 million, subject to adjustments for working capital changes. Centrus produces Soleris™, a unique, user-friendly, rapid optical testing system that accurately detects microbial contamination. Neogen is continuing to operate Centrus in its facilities in Ann Arbor, Mich., and its other operations will be integrated into those facilities. Centrus recorded sales of Soleris products of approximately $2.8 million in its last fiscal year prior to the acquisition.

Most of the existing Soleris customers are existing Neogen customers, or strong prospects for Neogen products. Of the 36 market segments served by Neogen’s Food Safety Division, 29 have been identified as potential users of the Soleris system. The worldwide market for the general microbiology testing that Soleris targets is estimated to be approximately $200 million per year.

Neogen Corporation develops and markets products and services dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, unique proteins, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants, and rodenticides.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Quarter ended Feb. 28		Nine months ended Feb. 28
	2006	2005	2006	2005
Revenue
Food Safety	$8,861	$6,217	$24,356	$20,893
Animal Safety	8,722	8,186	28,261	25,855

Total revenue	17,583	14,403	52,617	46,748
Cost of sales	9,061	7,445	25,764	24,191

Gross margin	8,522	6,958	26,853	22,557
Other expenses
Sales & marketing	3,753	3,308	11,369	9,987
Administrative	1,545	1,169	4,235	3,849
Research & development	766	704	2,339	2,133

Total other expenses	6,064	5,181	17,943	15,969

Operating income	2,458	1,777	8,910	6,588
Other revenue (expense)	(54)	4	178	185

Income before tax	2,404	1,781	9,088	6,773
Income tax	772	567	3,104	2,302

Net income	$1,632	$1,214	$5,984	$4,471
Net income per diluted share	$0.19	$0.14	$0.70	$0.53

Other information:
Shares to calculate per share	8,754	8,561	8,591	8,516
Depreciation & amortization	$527	$459	$1,480	$1,356
Interest expense	116	23	115	76
Gross margin (% of sales)	48.5%	48.3%	51.0%	48.3%
Operating income (% of sales)	14.0%	12.3%	16.9%	14.1%
Revenue increase vs. FY 2005	22.1%		12.6%
Net income increase vs. FY 2005	34.4%		33.8%

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	Feb. 28 2006	May 31 2005
Assets
Current assets
Cash & investments	$1,880	$1,972
Accounts receivable	13,498	10,469
Inventory	17,077	13,796
Other current assets	2,512	2,142

Total current assets	34,967	28,379
Property & equipment	12,743	12,193
Goodwill & other assets	37,981	23,312

Total assets	$85,691	$63,884

Liabilities & Stockholders’ Equity
Current liabilities	$8,248	$5,735
Long-term debt	12,800	—
Other long-term liabilities	3,006	3,314
Stockholders’ equity—shares outstanding 8,286 in Feb. & 8,147 in May	61,637	54,835

Total liabilities & stockholders’ equity	$85,691	$63,884

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

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